Exhibit 10.1

AGREEMENT

This Memorandum of Agreement (this “Agreement”) is entered into as of December 8, 2025 (the “Effective Date”) by and between Sharing Economy International Inc., a Nevada, United States] corporation (“SEII”), and Light Across, Inc., a Delaware, United States corporation (“Light Across”). SEII and Light Across are hereinafter collectively referred to as the “Parties” and individually as the “Party.”

SEII builds on top of the global cross-vertical market O2O “Sharing Economy” platform to become the global central database of the sharing economy, with big data market opportunities. SEII focuses on a cross-regional marketplace; a single crypto-token to facilitate convenient, low-cost global transactions; no inventory, no asset capital investment, and globally extensible; intelligent matching for sharing providers and users; and creating new income and saving opportunities for users. SEII owns the sharing economy platform website：https://hk.ecrent.com.

Light Across Inc. is a US electric vehicle company established in 2022, by Dr. Ximing Huang, a very respected entrepreneur with 30 years’ experience in building and managing international teams in automotive industry. Dr. Huang currently serves as the CEO of Light Across. Dr. Huang was also the founder, Chairman and CEO of Nanjing Bordrin New Energy Vehicle Corporation Ltd., an electric vehicle OEM, and the founder and CEO of Shanghai Cotech Automotive Engineering Technology Corporation Ltd., an automotive engineering firm specialized in platform design and vehicle engineering. Dr. Huang also worked for Ford and GM between 1995 to 2007. Dr. Huang holds a Ph. D degree in Aerospace Engineering from Virginia Polytechnic Institute and State University.

Light Across provides the best-in-class electric vehicle products (“EV”) using its own platform technologies while focusing on maximizing customer value by lowering the product cost through innovative design, supply chain management, automatic manufacturing, and minimum distribution cost; lowering the ownership cost through vehicle sharing, energy exchange, battery recycling/reusage, and seamless service; and lowering the initial cost through flexible plans for purchase, lease, rent, and sharing. By modifying the current products to adopt the sharing economy business model, which includes special features such as remote authorization, biometric unlocking, tracing, diagnosis, safeguards, and enforced safe driving mode, autonomous driving, auto parking and recall, auto charging, etc. Using its own innovative design and fully automatic manufacturing process, outsourced manufacturing, and Semi-Knocked-Down (SKD) assembly, Light Across should be able to leverage its expanded global channel resources to quickly expand production and drive down the cost for all SEII sharing platform participants. By overcoming the shortfall of no sharable vehicle products available for current vehicle sharing platforms, it will boost the accessibility and participation of the SEII sharing platform and its market value.

1. Purpose

This Agreement outlines the principal terms for a strategic business combination. The objective is for Light Across to become the controlling shareholder of the combined public entity and control the board of directors of SEII (the “SEII Board of Directors”) and for SEII, a publicly listed “Sharing Economy” platform, to acquire the EV assets of Light Across. This Agreement will serve as the basis for negotiating definitive agreements (“Definitive Agreements”).

2. Transaction Suite

(a) NOTE PURCHASE AGREEMENT. SEII shall request that Light Across purchase a convertible promissory note for a purchase price of US$1,000,000.00 upon the closing of the business combination and any transactions contemplated thereunder (the “Closing”) and subject to receipt of all necessary corporate, shareholder, and regulatory approvals.

(b) Board Composition. Effective upon signing of this agreement, Light Across shall control the SEII Board of Directors and assume day-to-day operational control. Light Across’s rights shall include, without limitation, the right to designate a majority of SEII Board of Directors.

(c) Asset Contribution and Capital Increase. SEII will acquire all or substantially all of Light Across’s and its subsidiaries EV assets, including, but not limited to, its intellectual property, product know-how.

(d) Prior to the closing of the business combination and any transactions, SEII shall clear all the company debts by signing up relative authorized shares to its borrowers.

3. Acknowledgment

Each Party acknowledges and represents to the other that it is, and will remain, solely responsible for all legal, licensing, financial, tax and regulatory matters, obligations, liabilities, claims and costs arising out of or relating to its own operations, assets, employees and contracts for periods prior to the Closing; and nothing in this Agreement constitutes, or shall be construed as, the other Party’s assumption of any such pre-Closing matters.

4. Assumed Liabilities

Light Across will not assume or be responsible for any of SEII’s liabilities, including, without limitation, liabilities known or unknown, suspected or unsuspected, asserted or unasserted, which will remain the sole responsibility of SEII.

5. Confidentiality

The Parties agree not to disclose the terms of this Agreement to any third party other than its board, existing investors, employees and prospective employees who reasonably need ot know, and legal counsel without the other Party’s prior approval.

6. Term and Termination

This Agreement shall be effective upon the Effective Date and shall continue in effect for [two] years, unless earlier terminated: (i) by mutual written consent of the Parties; (ii) by either Party upon [30] days’ notice if Definitive Agreements are not executed by [90]; (iii) if a law or order prohibits the transactions; or (iv) by Light Across, within five (5) days following the completion of Light Across’ due diligence, as determined by Light Across’ sole discretion. Sections 4 and 5 shall be deemed to survive expiration or termination hereof.

7. Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of [Nevada] without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of [Nevada].

Agreed and Accepted:

Sharing Economy International Inc.

By:
Name:
Title:

Light Across, Inc.

By:
Name:
Title:

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